EXHIBIT 4.1

COVEY PARK

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Covey Park Supplemental Indenture”) dated as of July 16, 2019, by and between Comstock Resources, Inc., a Nevada corporation (the “Company”), and Wells Fargo Bank, National Association, a national banking association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, Covey Park Energy LLC, a Delaware limited liability company, and Covey Park Finance Corp., a Delaware corporation, both predecessors by merger to the Company (together, the “Predecessors”), have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented, waived or otherwise modified, the “2025 Indenture”), dated as of May 3, 2017, providing for the issuance of 7.50% Senior Notes due 2025 (the “2025 Notes”);

WHEREAS, on the date hereof, immediately prior to the effectiveness of this Covey Park Supplemental Indenture, the Predecessors merged with and into the Company, with the Company surviving and continuing its existence under the laws of the State of Nevada, and the merger became effective under the laws of the State of Nevada;

WHEREAS, Section 5.01(a) of the Indenture provides, among other things, that the Predecessors shall not merge with or into another Person unless the Person formed by or surviving any such merger assumes all the Obligations of the Predecessors under the 2025 Notes and the 2025 Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

WHEREAS, pursuant to Section 9.01(c) of the 2025 Indenture, the Company may assume the Predecessors’ Obligations to the Holders of the 2025 Notes in the case of a merger without the consent of any Holder; and

WHEREAS, in accordance with Section 9.01 of the 2025 Indenture, the Trustee is authorized to execute and deliver this Covey Park Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the 2025 Notes as follows:

1.CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the 2025 Indenture.

2.ASSUMPTION AND AGREEMENT OF SUCCESSOR. In accordance with Section 5.01(a) and Section 5.02 of the 2025 Indenture, the Company hereby expressly assumes all the Obligations of the Predecessors under the 2025 Notes and the 2025 Indenture.

3.NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder or other owner of any Capital Stock of the Company, the Predecessors or any Guarantor, as such, will have any liability for any obligations of the Company, the Predecessors or any Guarantor under the 2025 Notes, the 2025 Indenture or any Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of 2025 Notes by accepting a 2025 Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the 2025 Notes.

4.NOTICES. All notices, whether faxed or mailed, will be deemed received in accordance with Section 12.01 of the Indenture if provided to the following:

If to the Company, as successor, or any Guarantor:

Comstock Resources, Inc.

5300 Town and Country Blvd., Suite 500

Frisco, Texas 75034

Attention: Roland O. Burns

Facsimile: 972.668.8812

If to the Trustee:

Wells Fargo Bank, National Association

150 East 42nd Street, 40th Floor

New York, New York 10017

Fax No.: (917) 260-1593

Attention: Corporate, Municipal & Escrow Services

5.NEW YORK LAW TO GOVERN. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS COVEY PARK SUPPLEMENTAL INDENTURE.

6.COUNTERPARTS. The parties may sign any number of copies of this Covey Park Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7.EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8.THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Covey Park Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Covey Park Supplemental Indenture to be duly executed as of the date first above written.

COMSTOCK RESOURCES, INC.,

as successor

By: /s/ ROLAND O. BURNS

Name: Roland O. Burns

Title: President and Chief Financial Officer

Acknowledged by:

WELLS FARGO BANK,

NATIONAL ASSOCIATION,

as Trustee

By: /s/ RAYMOND DELLI COLLI
Name: Raymond Delli Colli
Title: Vice President